                                                                    EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (the "Agreement"), is made and entered into this 4th day of August, 1998 and shall be effective as of July 31, 1998, by and between THE INTERCEPT GROUP, INC., a Georgia corporation (the "Purchaser"), NOVA FINANCIAL CORPORATION, a Georgia corporation ("Seller"), and BROADNET, INC., a North Carolina corporation that is the sole shareholder of Seller (the "Shareholder").

                                    RECITALS
                                    --------

     The Seller is engaged in the business of providing certain automated accounting services to banks including, without limitation, the manipulation, processing, storage, printing and mailing of data supplied by banks (collectively, the "Business").

     The Purchaser desires to purchase certain assets of Seller associated with the Business.

     The Shareholder agrees that it is in the best interests of the Seller to transfer certain of its assets to the Purchaser.

     NOW, THEREFORE, in consideration of the recitals and of the mutual agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:


                                   ARTICLE 1
                               SALE AND PURCHASE

     Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, assume accept and acquire, all right, title and interest of Seller in and to all of the assets hereinafter described (the "Assets") and the obligations and liabilities identified on Schedule 4 attached hereto (the "Liabilities"), for the purchase price and other consideration as hereinafter set forth, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

                                   ARTICLE 2
                        ASSETS TO BE PURCHASED AND SOLD

     (a) Included Assets.  The Assets shall include the following assets,
         ---------------
properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Article 2(b) hereof:

           (i) The Seller's processing and service agreements and sales contracts listed on Schedule 2(a);
                          -------------

           (ii) Customer lists; technical bulletins; product literature; regulatory records; quality control test methods; all records relating to products and customers since inception; all files relating to contact with customers; all records related to or used in connection with the operation or ownership of the Assets by Seller including, without limitation, copies of records and data maintained on Seller's computer system; all rights or choses in action related to the Assets and arising out of occurrences before or after the date hereof, including without limitation all rights under express or implied warranties relating to the Assets; all other transferable rights of Seller in and to intangible assets used or held for use in the Business, including goodwill; and all information, files, records, data, plans, contracts and recorded knowledge related to the foregoing.

           (iii) Seller's accounts receivable, fixed assets, equipment and other property identified on Schedule 2(a) hereto (the "equipment");
                            -------------

           (iv) All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor; all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development; all computer software (including documentation and related object and source codes); and

           (v) Any payments that are ever received by Seller or Shareholder from any of the parties listed on Schedule 2(a), Schedule 2(c), Schedule 2(d) or
                                  -------------  -------------  -------------
     Schedule 2(e) pursuant to the contracts listed on Schedule 2(a), Schedule
     -------------                                     -------------  --------
     2(c), Schedule 2(d) or Schedule 2(e) (collectively, the "Late Payments")
     ----  -------------    -------------

     (b) Excluded Assets.  Notwithstanding the foregoing, the Assets shall not
         ---------------
include any of the following: the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller; the rights which accrue or will accrue to Seller under this Agreement; the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or the assets, properties or rights set forth on Schedule 2(b).
                                          -------------

     (c) Cancelled Contracts. Notwithstanding the foregoing, the Assets shall
         -------------------
not include the contracts listed on Schedule 2(c).  The contracts listed on
                                    -------------
Schedule 2(c) represent all contracts to which Seller has received notice of
-------------
cancellation from the other party or parties to such contracts that such contracts will be cancelled.

     (d) Potential Contract. Notwithstanding the foregoing, the Assets shall not
         ------------------
include the proposal to enter into a contract listed on Schedule 2(d).  The
                                                        -------------
proposal to enter into a contract listed on Schedule 2(d) represents the only
                                            -------------
potential contract for which Purchaser shall compensate Seller if Purchaser shall enter into a contract to provide data processing services with the party listed on Schedule 2(d), within 90 days of the execution of this Agreement.
          -------------

     (e) Possible Cancelled Contracts. Notwithstanding the foregoing, the Assets
         ----------------------------
shall not include the contracts listed on Schedule 2(e).  The contracts listed
                                          -------------
on Schedule 2(e) represent all contracts to which Seller has knowledge that such
   -------------
contracts are likely to be cancelled.

                                   ARTICLE 3
                        TITLE TO AND TRANSFER OF ASSETS

     The Seller agrees to convey to the Purchaser fee simple, marketable and unencumbered lien free title to all of the Assets by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and deemed appropriate by legal counsel for the Purchaser, and which documents shall contain customary covenants of warranty as to title, and which documents shall, in the opinion of the Purchaser's counsel, be sufficient to vest in Purchaser good and marketable title to the assets.


                                   ARTICLE 4
                   LIABILITIES TO BE ASSUMED BY THE PURCHASER

     The Purchaser hereby assumes and agrees to be responsible for only the specific obligations and liabilities of the Seller (the "Liabilities") listed on
Schedule 4 hereto.  Purchaser shall not assume or be subject to any other debts
----------
or liabilities of the Seller or the Shareholders. Without limiting the generality of the foregoing, in no event shall Purchaser assume or incur any liability or obligation in respect of any of the following, except as provided on Schedule 4:

     (a) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Initial Closing (as defined herein), including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

     (b) any federal, state or local income or other tax (i) payable with respect to the Business, Assets, properties or operations of Seller or any member of any affiliated group of which Seller is a member for any period prior to the date hereof, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which Seller is a member of this Agreement and the transactions contemplated hereby;

     (c) any liability or obligation under or in connection with the assets excluded from the Assets under Article 2(b);

     (d) any liability or obligation arising prior to or as a result of the transactions contemplated by this Agreement to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the date hereof, or under any benefit arrangement with respect thereto;

     (e) any liability or obligation arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this Agreement, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the date hereof, but excluding however any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof; or

     (f) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.


                                   ARTICLE 5
                           PURCHASE PRICE AND PAYMENT

     The purchase price for all of the Assets shall be $807,843 (the "Purchase Price"), plus an Additional Amount (as defined herein) equal to $274,527.

     The "Additional Amount" represents the parties' initial determination of the difference between the book value of the Assets on Schedule 2(a) and the
                                                       -------------
liabilities assumed by Purchaser on Schedule 4 and shall be subject to a final
                                    ----------
audit by Purchaser, which audit shall be completed on or before the Second Closing Date. If the results of Purchaser's final audit indicate that the Additional Amount should be less than $274,527, Seller shall be liable to Purchaser to the extent such Additional Amount is less than $274,527 (the "Adjustment"), and Seller agrees to pay, and Shareholder guarantees, that such Adjustment will be paid to Purchaser within five days of receipt of written notice of the amount of the Adjustment from Purchaser (the "Adjustment Notice"). If the results of Purchaser's final audit indicate that the Additional Amount should be greater than $274,527, Purchaser shall be liable to Seller to the extent such Additional Amount is greater than $274,527, and Purchaser agrees to pay such Adjustment to Seller within five days of receipt of the result of the final audit.

     $880,409.25 (75% of the Purchase Price plus the Additional Amount) shall be paid by Purchaser to Seller (or to the parties listed below on Seller's behalf) upon the occurrence and subject to the closing of the Initial Closing (as defined herein):

     Purchase Price Payment      Party
     ----------------------      -----
     $143,442.05                 Seller
      576,967.20                 Mountain National Bank ("Mountain")
      160,000.00                 Bankline MidAmerica, Inc. ("Bankline")
     -----------
     $880,409.25

     Seller hereby warrants, and Shareholder guarantees, that the amounts listed above represents full satisfaction of all payments due to Mountain and Bankline as of July 31, 1998.

     $201,962 shall be paid by Purchaser to Seller (25% of the Purchase Price) upon the occurrence and subject to the closing of the Second Closing (as defined herein).

     Subject to the closing of the Initial Closing, Purchaser shall pay to Seller an amount equal to 50% of the Recurring Revenues it receives pursuant to the contracts listed on Schedule 2(c) on a monthly basis, within 20 days of
                        -------------
receipt of such Recurring Revenues. Seller and Purchaser hereby agree that "Recurring Revenues" received pursuant to the contracts listed on Schedule 2(c)
                                                                  -------------
shall be those revenues received pursuant to the contracts listed on Schedule
                                                                     --------
2(c) that are recurring in nature and that are related to the back office and
----
data processing fees.

     Subject to the closing of the Initial Closing, Purchaser shall pay to Seller an amount equal to 50% of the Deconversion Penalties it receives pursuant to the contracts listed on Schedule 2(c), within 20 days of receipt of such
                           -------------
Deconversion Penalties, provided that if Seller shall receive direct payment of such Deconversion Penalties pursuant to the contracts listed on Schedule 2(c),
                                                                -------------
Seller shall pay an amount equal to 50% of the Deconversion Penalties to Purchaser within 20 days of receipt of such penalties. Seller and Purchaser hereby agree that "Deconversion Penalties" received pursuant to the contracts listed on Schedule 2(c) shall be calculated in accordance with the provisions
          -------------
for determining such deconversion penalties pursuant to the contracts listed on
Schedule 2(c).

     Subject to the closing of the Initial Closing and on the date of the Second Closing, Purchaser shall pay to Seller an amount equal to 115% of the Annualized Recurring Revenues it receives pursuant to a contract for the provision of data processing fees between Seller and the party listed on Schedule 2(d).
                                                       -------------
"Annualized Recurring Revenues" received pursuant to the contract listed on
Schedule 2(d) shall be an amount equal to 4.6 times Aggregate Recurring
-------------
Revenues. "Aggregate Recurring Revenues" shall be those revenues, if any, related to data processing fees and back office services received during the months of November and December of 1998 and January of 1999 that are received by Purchaser pursuant to a contract to be entered into between Seller and the party listed on Schedule 2(d) that are recurring in nature and that are related to
          -------------
back office and data processing fees.

     Subject to the closing of the Initial Closing, Purchaser shall pay to Seller an amount equal to 50% of the Deconversion Penalties it receives pursuant to the contracts listed on Schedule 2(e), within 20 days of receipt of such
                           -------------
Deconversion Penalties, provided that if Seller shall receive direct payment of such Deconversion Penalties pursuant to the contracts listed on Schedule 2(e),
                                                                -------------
Seller shall pay an amount equal to 50% of the Deconversion Penalties to Purchaser within 20 days of receipt of such penalties. "Deconversion Penalties" received pursuant to the contracts listed on Schedule 2(e) shall be calculated
                                             -------------
in accordance with the provisions for determining such deconversion penalties pursuant to the contracts listed on Schedule 2(e). Additionally, Purchaser shall not be required to pay to Seller any amount of the Recurring Revenues it receives pursuant to the contracts listed on Schedule 2(e) and Seller shall be
                                             -------------
explicitly required to forward any payments received pursuant to the contracts listed on Schedule 2(e) to Purchaser, within 20 days of receipt. Seller and
          -------------
Purchaser hereby agree that "Recurring Revenues" received pursuant to the contracts listed on Schedule 2(e) shall be those revenues received pursuant to
                    -------------
the contracts listed on Schedule 2(e) that are recurring in nature and that are
                        -------------
related to the back office and data processing fees. Notwithstanding the foregoing, Purchaser shall compensate Seller in the amount of $61,000 per contract if Purchaser shall, by or before November 4, 1998, enter into a contract to provide data processing services with either of the two parties listed on Schedule 2(e) with whom Seller is currently under contract with to
          --------------
provide data processing services.


                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller and/or the Shareholder, as applicable, hereby represents and warrants to Purchaser that, except as set forth on the disclosure schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     (a) Corporate Existence.  Seller is a corporation duly organized, validly
         -------------------
existing and in good standing under the laws of Georgia. Seller is not required to qualify to do business as a foreign corporation in any jurisdiction.

     (b) Corporate Power; Authorization; Enforceable Obligations.  The Seller
         -------------------------------------------------------
and the Shareholder have the power (in the case of Seller, the corporate power), authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller or the Shareholders in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller or the Shareholder by a duly authorized officer of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller and the Shareholder, as applicable, enforceable against the Seller and the Shareholder in accordance with their respective terms.

     (c) No Interest in Other Entities.  No shares of any corporation or any
         -----------------------------
ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets. Except as described in the disclosure schedule in response to this Article, the Seller's interest in the Assets is held directly by the Seller and not through any association, partnership, joint venture or other legal entity.

     (d) Validity of Contemplated Transactions, etc.  The execution, delivery
         -------------------------------------------
and performance of this Agreement by the Seller and the Shareholder does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent (except such consents as have been obtained or waived) of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which the Seller or the Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller or the Shareholder, (c) the charter documents of the Seller or any securities issued by the Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which the Seller or the Shareholder is a party, by which the Seller or the Shareholder may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Seller or the Shareholder.

     (e) No Third Party Options.  There are no existing agreements, options,
         ----------------------
commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

     (f) Capitalization.  Shareholder owns all of the issued and outstanding
         --------------
capital stock of Seller. The Seller has not issued any other shares of its capital stock and there are no outstanding rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares. There are no agreements to which the Seller is a party or has knowledge regarding the issuance, registration, voting or transfer of its outstanding shares.

     (g) Financial Statements.  Seller has delivered to Purchaser true and
         --------------------
complete copies of the unaudited financial statements of Seller as of and for the period ended June 30, 1998. Such financial statements fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income fairly present the results of operations of Seller for the periods indicated.

     (h) Tax Matters.  Except as provided on Schedule 6(h), all required tax
         -----------                         -------------
returns of the Seller have been accurately prepared in all material respects and timely filed, and all taxes required to be paid with respect to the periods or transactions covered by such returns have been timely paid. Except as provided on Schedule 6(h), the Seller is not delinquent in the payment of any tax,
   -------------
assessment or governmental charge, has not had any tax deficiency proposed in writing or assessed against it, and has not executed any waiver still in effect of any statute of limitations on the assessment or collection of any tax. None of the federal or state income tax returns or state franchise tax returns of the Seller has ever been audited by governmental authorities. The amounts accrued on the Seller's balance sheet are sufficient with respect to all unpaid taxes due for the period ending on such date.

     (i) Books of Account.  The books, records and accounts of Seller maintained
         ----------------
with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any material transaction with respect to the Business, maintained any bank account for the business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

     (j) Absence of Undisclosed Liabilities.  Except as provided on Schedule
         ----------------------------------                         --------
6(j), Seller has no material liabilities or obligations with respect to the
----
Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

           (i) those liabilities or obligations set forth on the June 30, 1998 balance sheet and not heretofore paid or discharged;

           (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in this Agreement or not required to be disclosed because of the term or amount involved; and

           (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since June 30, 1998.

     For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     (k) Title to Properties.  Seller has good, valid and marketable title to
         -------------------
all of its properties and assets, including without limitation all properties and assets reflected in the June 30, 1998 balance sheet, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable, and (ii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

     (l) Condition of Purchased Equipment.  All items of Equipment which are
         --------------------------------
included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations or Authorizations (as defined herein) relating to their construction, use and operation.

     (m) Compliance with Law; Authorizations.  Except as disclosed on Schedule
         -----------------------------------                          --------
6(m), Seller has materially complied with each, and is not in material violation
----
of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's business, operations, assets or properties is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the Assets, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization.

     (n) Litigation.  No litigation, including any arbitration, investigation or
         ----------
other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against Seller or which relates to the assets of Seller or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect Seller, its assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, its assets or the transactions contemplated hereby.

     (o) Insurance.  The assets, properties and operations of Seller are insured
         ---------
under various policies of general liability and other forms of insurance, which policies are in amounts which are adequate in relation to the business and assets of Seller and all premiums due to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three fiscal years.

     (p) Contracts and Commitments.  Except as set forth on Schedule 6(p),
         -------------------------                          -------------
Seller is not a party to any written or oral:

           (i) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

           (ii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $10,000.00 or more;

           (iii) agreement, contract or commitment to perform services or to sell or supply products in connection with the Business involving in any one case $10,000.00 or more;

           (iv) agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

           (v) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

           (vi) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

     (q) Intellectual Property Matters.  The Seller in the conduct of the
         -----------------------------
Business did not and does not utilize any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how except for those listed on
Schedule 6(q) (the "Intellectual Property"), all of which are owned by the
-------------
Seller free and clear of any liens, claims, charges or encumbrances. To the best of its knowledge, the Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. To the best of its knowledge, the Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret. No present or former employee of the Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which the Seller owns, possesses or uses in its operations as now or heretofore conducted. There are no confidentiality or nondisclosure agreements to which the Seller or any of Seller's employees engaged in the Business is a party which relates to the Assets.

     (r) Environmental Matters.  Seller has obtained all permits, licenses and
         ---------------------
other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     To the best of its knowledge, Seller is in full compliance in the conduct of the Business with all the terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     Seller is not aware of, nor has Seller nor any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

     There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the best of its knowledge, threatened against Seller in connection with the conduct of the Business relating in any way to the laws referred to in this Article or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.

     Seller agrees to provide reasonable cooperation to Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Assets.

     (s) Availability of Documents.  Seller has made available to Purchaser
         -------------------------
copies of all documents, including without limitation all material agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the disclosure schedule hereto. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     (t) Restrictions.  Except as disclosed in Schedule 6(t), Seller is not a
         ------------                          -------------
party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, Purchaser's use of the Assets after consummation of the transactions contemplated hereby.

     (u) Customer Relationships.  Seller represents and warrants in good faith
         ----------------------
that it generally has good customer business relationships with all customers listed on Schedule 2(a), and that it has no reason to believe that at least 9 of
          -------------
the 12 financial institutions listed on Schedule 2(a) would not be agreeable to
                                        -------------
consider converting their system to Purchaser's system and entering into data processing contracts with Purchaser. Subsequent to the date of the Initial Closing, Seller will provide reasonable support and assistance in attempting to convince the financial institutions listed on Schedule 2(a), Schedule 2(c),
                                              -------------  -------------
Schedule 2(d) and Schedule 2(e) to enter into data processing agreements with
-------------     -------------
Purchaser.

     (v) Late Payments.  Seller and Shareholder represent and warrant, that
         -------------
within 2 days of execution of this agreement, Seller will inform all of its customers or potential customers listed on Schedule 2(a), Schedule 2(c),
                                           -------------  -------------
Schedule 2(d) and Schedule 2(e) (collectively, the "Customers"), in writing,
-------------     -------------
that such Customers should forward all future payments for any obligations pursuant to the contracts or potential contracts listed on Schedule 2(a),
                                                           -------------
Schedule 2(c), Schedule 2(d) and Schedule 2(e) to Purchaser (attention:  Chief
-------------  -------------     -------------
Financial Officer) at the address set forth for Purchaser in this Agreement. Seller and Shareholder represent that any payments, remuneration or Late Payments received pursuant to the contracts or potential contracts listed on
Schedule 2(a), Schedule 2(c), Schedule 2(d) and Schedule 2(e) or pursuant to any
-------------  -------------  -------------     -------------
other receivables of Seller shall be held in trust on Purchaser's behalf and shall be immediately forward to Purchaser upon receipt. Additionally, Seller and Shareholder represent and warrant that Seller and Shareholder shall not attempt to convey or assign any interest in any contracts or potential contracts listed on Schedule 2(a), Schedule 2(c), Schedule 2(d) and Schedule 2(e) to be
          -------------  -------------  -------------     -------------
transferred, assigned or conveyed to any party other than Purchaser.

     (x) Completeness of Disclosure.  No representation or warranty by Seller in
         --------------------------
this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                   ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser, as applicable, hereby represents and warrants to the Seller as follows:

     (a) Corporate Existence.  Purchaser is a corporation duly organized,
         -------------------
validly existing and in good standing under the laws of the State of Georgia.

     (b) Corporate Power and Authorization.  Purchaser has the corporate power,
         ---------------------------------
authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     (C) Validity of Contemplated Transactions, etc.  The execution, delivery
         -------------------------------------------
and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.


                                   ARTICLE 8
                         CLOSING DATE, PLACE AND TIME

     (a) The initial closing (the "Initial Closing") of the sale and purchase of the Assets, which shall occur only if the conditions of Article 8(b) have been met, shall take place no later than August 31, 1998 in Atlanta, Georgia, at the offices of Nelson Mullins Riley & Scarborough, L.L.P. or on such other date and location as may be mutually agreed upon in writing by Purchaser and Seller (the "Initial Closing Date"). The second closing (the "Second Closing") of the sale and purchase of the Assets, which shall occur only if the conditions of Article 8(c) have been met, shall take place no later than February 4, 1999 in Atlanta, Georgia, at the offices of Nelson Mullins Riley & Scarborough, L.L.P. or on such other date and location as may be mutually agreed upon in writing by Purchaser and Seller (such date, whether or not the Second Closing actually occurs thereon, is referred to as the "Second Closing Date").

     (b)  Conditions to Initial Closing.

           (i) Board and Shareholder Approval.  This Agreement and the
               ------------------------------
     transactions contemplated hereby shall have been approved by the requisite vote, to the extent necessary, of the Board of Directors and shareholders of Purchaser and Seller.

           (ii) No Material Adverse Effect on Seller.  No event shall have
                ------------------------------------
     occurred and no fact or circumstance shall have arisen which, in the sole and absolute judgment of Seller, is likely to have a material adverse effect on the Seller or materially and adversely affect the value of the Assets or the Business, since the date of the most recent financial statements of the Seller.

           (iii) Representations and Warranties.  The representations and
                 ------------------------------
     warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the date hereof and on the Initial Closing Date as though made on and as of the Initial Closing Date, except that those representations and warranties that are confined to a particular date shall speak only as of such date.

           (iv) Approvals and Regulatory Filings.  All necessary Authorizations
                --------------------------------
     of Governmental Authorities (as defined herein), including without limitation, the approval of the Office of the Comptroller of the Currency, required to consummate the transactions contemplated hereby shall have been obtained without any term or condition that would materially impair the value of Seller. All conditions required to be satisfied prior to the Initial Closing by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. The term "Governmental Authority" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

     (c) As a condition to Purchaser's obligations pursuant to the Second Closing, Purchaser shall have converted to its system and entered into contracts with at least 9 of the 12 financial institutions listed on Schedule 2(a).
                                                           -------------
Purchaser agrees that it shall use its commercially reasonable efforts to satisfy this condition.

     (d) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Second Closing Date as though made on and as of the Second Closing Date, except that those representations and warranties that are confined to a particular date shall speak only as of such date. If the foregoing representations and warranties are not correct as of the Second Closing Date, the amount due Seller from Purchaser shall be reduced by an amount equal to the loss incurred by Purchaser as a result of the representations and warranties not being materially true and correct as of the Second Closing Date.

     (e) Items to be Delivered at Initial Closing.

           (i) Seller's Deliveries.  At the Initial Closing and subject to the
               -------------------
     terms and conditions herein contained, Seller shall deliver to Purchaser such bills of sale, assignments, endorsements, consents (including without limitation, the consent of Sirrom Capital Corporation) of and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets owned by Seller, the Assets leased by Seller as lessee, and all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Initial Closing Date, including the following:

                 (A) A blanket transfer, assignment and bill of sale with respect to the intangible personal property of Seller included in the Assets;

                 (B) Copies of all consents obtained;

                 (C) A bill of sale with respect to the purchased Equipment

     (ii) Simultaneously with such deliveries, Seller shall also deliver original counterparts of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets, and all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

     (f) Third Party Consents.  To the extent that Seller's rights under any
         --------------------
agreement, contract, commitment, lease, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Initial Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

     (g) Further Assurances.  Seller from time to time after the Initial
         ------------------
Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser any reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE 9
                            BULK SALES/TRANSFER LAWS

     Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.

                                   ARTICLE 10
                            SURVIVAL OF UNDERTAKINGS

     All of the warranties, representations and undertakings of the parties hereto as set forth under the terms of this Agreement shall survive the Initial Closing, and each of the parties does hereby agree to indemnify and hold harmless the other for any breach or failure of any of said warranties, representations or undertakings, whenever the same may occur, either before or after the Initial Closing.

                                   ARTICLE 11
                    INDEMNIFICATIONS OF PURCHASER BY SELLER

     From and after the Initial Closing, Seller and Shareholder, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party"), for a period of one year after the Initial Closing Date, against and in respect of:

     (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of any material misrepresentation in or material breach of any of the representations, warranties or covenants made by Seller or Shareholder in this Agreement;

     (b) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement including, without limitation, obligations accruing after the Initial Closing Date pursuant to any lease contract or agreement of Seller which is assumed by Purchaser;

     (c) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Initial Closing Date or which result from or arise out of any action or inaction prior to the Initial Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Purchaser specifically assumes pursuant to this Agreement; or

     (d) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or any Shareholder under this Agreement, or from any material misrepresentation in or material omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

     (e) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Article.

     (f) Notwithstanding the foregoing, from and after the Initial Closing, the right of an Indemnified Purchaser Party to recover any damages, losses, deficiencies, liabilities, costs and expenses (collectively, "Damages") incurred or suffered by such party shall be subject to the following limitations:


     (i) The Indemnified Purchaser Party may not recover Damages until the aggregate amount of Damages exceed $5,000. If the aggregate amount of Damages exceeds $5,000, Purchaser may recover such damages up to and to the extent such Damages do not exceed $202,000.

     (ii) All Damages shall be computed net of the proceeds actually paid to Purchaser as a result of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained.


                                   ARTICLE 12
                    INDEMNIFICATIONS OF SELLER BY PURCHASER

     From and after the Initial Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party"), for a period of one year after the Initial Closing Date, against and in respect of:

     (a) Any and all Damages incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

            (i) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser to this Agreement;

            (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

     (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Article.

     (c) Notwithstanding the foregoing, from and after the Initial Closing, the right of an Indemnified Seller Party to recover any Damages incurred or suffered by such party shall be subject to the following limitations:

          (i) The Indemnified Seller Party may not recover Damages until the aggregate amount of Damages exceed $5,000. If the aggregate amount of Damages exceeds $5,000, Seller may recover damages to the extent such Damages do not exceed $50,000.

          (ii) All Damages shall be computed net of the proceeds actually paid to Seller as a result of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained.

                                   ARTICLE 13
                              POST CLOSING MATTERS

    (a)  Employee Benefits.  Seller shall pay directly to Purchaser all benefits
         -----------------
which have been accrued on behalf of its employees for vacation. Seller shall pay directly to each employee of the Business that portion of all benefits exclusive of vacation which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Initial Closing Date, including without limitation, all accruals for retirement programs, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Initial Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Initial Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within 30 days after the Initial Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan.

     (b) Discharge of Business Obligations.  From and after the Initial Closing
         ---------------------------------
Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Initial Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

     (c) Maintenance of Books and Records.  Subsequent to the date of the
         --------------------------------
Initial Closing, Seller will provide reasonable support and assistance in the completion of the audit of Seller's business for the years ended December 31, 1996, December 31, 1997 and the seven months ended July 31, 1998. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Initial Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Initial Closing Date. After the Initial Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Initial Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law,

(ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     (d) UCC Matters.  From and after the Initial Closing Date, Seller will
         -----------
promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

     (e) Seller covenants that it will continue to exist and shall keep and maintain its present corporate status in good standing for a minimum of 13 months following the Initial Closing Date.

                                   ARTICLE 14
                                 MISCELLANEOUS

     (a) Brokers' and Finders' Fees.  Seller represents and warrants to
         --------------------------
Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person. Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

     (b) Sales, Transfer and Documentary Taxes, etc.  Seller shall pay all
         -------------------------------------------
federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith imposed by law on Seller and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

     (c) Expenses.  Except as otherwise provided in this Agreement, each party
         --------
hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     (d) Contents of Agreement; Parties in Interest; etc.  This Agreement sets
         ------------------------------------------------
forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     (e) Waiver.  Any term or provision of this Agreement may be waived at any
         ------
time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     (f) Notices.  Any notice, request, demand, waiver, consent, approval or
         -------
other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, by telegram, by a nationally recognized overnight carrier or by registered or certified mail, postage prepaid, as follows:

         If to Purchaser, to:

                The InterCept Group, Inc.
                3150 Holcomb Bridge Road, Suite 200
                Norcross, Georgia  30071

                Attention:  Mr. John W. Collins

         With a copy to:

                Nelson Mullins Riley & Scarborough, L.L.P.
                First Union Plaza, Suite 1400
                999 Peachtree Street, N.E.
                Atlanta, GA  30309

                Attention:  Jonathan R. Coe, Esq.

         If to Seller or Shareholder, to:

                Nova Financial Corporation
                121 West Trade Street, Suite 2800
                Charlotte, North Carolina 28202

                Attention:  Mr. Olin Broadway

        With a copy to:

               Robinson, Bradshaw & Hinson, P.A.
               101 North Tryon Street, Suite 1900
               Charlotte, North Carolina 28246-1900

               Attention:  John R. Miller, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     (g) Georgia Law to Govern.  This Agreement shall be governed by and
         ---------------------
interpreted and enforced in accordance with the laws of the State of Georgia, without regard to its conflict of law principles.

     (h) No Benefit to Others.  The representations, warranties, covenants and
         --------------------
agreements contained in this Agreement are for the sole benefit of the parties hereto and the Indemnified Purchaser Party, and its heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     (i) Headings, Gender and "Person".  All section headings contained in this
         -----------------------------
Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     (j) Schedules and Exhibits.  All Exhibits and Schedules referred to herein
         ----------------------
are intended to be and hereby are specifically made a part of this Agreement.

     (k) Severability.  The invalidity or unenforceability of any provision of
         ------------
this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (l) Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     (m) Guarantees. Shareholder hereby unconditionally guarantees to Purchaser
         ----------
and its affiliates the full and timely performance of all of the obligations and agreements of Seller for a period of two years as set forth in Article 11 hereof. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Shareholder further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and such Shareholder hereby waives all special suretyship defenses and notice requirements.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above:

                                  "Purchaser"
                                  THE INTERCEPT GROUP, INC.


                                  /s/ Donny R. Jackson
                                  --------------------
                                  By:  Donny R. Jackson
                                  Title:   President and Chief Operating Officer


                                  "Seller"
                                  NOVA FINANCIAL CORPORATION


                                  /s/ Danny W. Jett
                                  -----------------
                                  By:  Danny W. Jett
                                  Title:  Chairman


                                  "Shareholder"
                                  BROADNET, INC.


                                  /s/ Olin W. Broadway Jr.
                                  ------------------------
                                  By:  Olin W. Broadway Jr.
                                  Title:  President